As filed with the Securities and Exchange Commission on February 12, 2020

Registration No. 333-182992

Registration No. 333-188709

Registration No. 333-191733

Registration No. 333-195165

Registration No. 333-210737

Registration No. 333-219788

Registration No. 333-226134

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-182992

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-188709

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-191733

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-195165

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-210737

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-219788

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-226134

UNDER

THE SECURITIES ACT OF 1933

AEVI GENOMIC MEDICINE, LLC

(Exact name of registrant as specified in its charter)

Delaware	84-4568998
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

435 Devon Park Drive, Suite 715 Wayne, Pennsylvania 19087	Michael F. Cola Vice President
(610) 254-4201	Aevi Genomic Medicine, LLC
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	435 Devon Park Drive, Suite 715 Wayne, Pennsylvania 19087
(610) 254-4201
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Medgenics, Inc. Stock Incentive Plan

Non-Plan Inducement Stock Option Award

Non-Plan Inducement Stock Option Awards

Stand-Alone Non-Qualified Stock Option Agreement for Liza Squires, M.D.

Stand-Alone Non-Qualified Stock Option Agreement for David Fitts, Ph.D.

Stand-Alone Non-Qualified Stock Option Agreement for Robert Zivin, Ph.D.

Stand-Alone Non-Qualified Stock Option Agreement for Richard Couch

Stand-Alone Non-Qualified Stock Option Agreement for Colleen Anderson

Stand-Alone Non-Qualified Stock Option Agreement for Eric Phillips

Stand-Alone Non-Qualified Stock Option Agreement for Michael Diem

Aevi Genomic Medicine, Inc. Stock Incentive Plan

(Full title of the plans)

With a copy to:

Brian M. Katz, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements of Aevi Genomic Medicine, Inc., a Delaware corporation f/k/a Medgenics, Inc. (“Aevi”), on Form S-8 (collectively, the “Registration Statements”).

•	Registration No. 333-182992, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 1, 2012, covering an aggregate of 2,155,802 shares of common stock, par value $0.0001 per share, of Aevi (“Common Stock”) issuable under the Medgenics, Inc. Stock Incentive Plan and an aggregate of 900,000 shares of Common Stock issuable under a Non-Plan Inducement Stock Option Award;

•	Registration No. 333-188709, filed with the Commission on May 20, 2013, covering an aggregate of 1,700,000 shares of Common Stock issuable under the Medgenics, Inc. Stock Incentive Plan;

•	Registration No. 333-191733, filed with the Commission on October 15, 2013, covering an aggregate of 3,200,000 shares of Common Stock issuable under Non-Plan Inducement Stock Option Awards;

•	Registration No. 333-195165, filed with the Commission on April 9, 2014, covering an aggregate of 2,000,000 shares of Common Stock issuable under the Medgenics, Inc. Stock Incentive Plan;

•

Registration No. 333-210737, filed with the Commission on April 14, 2016, covering an aggregate of 3,000,000 shares of Common Stock issuable under the Medgenics, Inc. Stock Incentive Plan and an aggregate of 675,000 shares of Common Stock issuable under a Stand-Alone Non-Qualified Stock Option Agreement for Liza Squires, M.D., a Stand-Alone Non-Qualified Stock Option Agreement for David Fitts, Ph.D., a Stand-Alone Non-Qualified Stock Option Agreement for Robert Zivin, Ph.D., a

Stand-Alone Non-Qualified Stock Option Agreement for Richard Couch and a Stand-Alone Non-Qualified Stock Option Agreement for Colleen Anderson;

•	Registration No. 333-219788, filed with the Commission on August 8, 2017, covering an aggregate of 100,000 shares of Common Stock issuable under a Stand-Alone Non-Qualified Stock Option Agreement for Eric Phillips and an aggregate of 350,000 shares of Common Stock issuable under a Stand-Alone Non-Qualified Stock Option Agreement for Michael Diem; and

•	Registration No. 333-226134, filed with the Commission on July 12, 2018, covering an aggregate of 4,000,000 shares of Common Stock issuable under the Aevi Genomic Medicine, Inc. Stock Incentive Plan.

On February 3, 2020, Aevi consummated a two-step merger (the “Merger”) with Cerecor Inc., a Delaware corporation (“Cerecor”), in accordance with the terms of the previously disclosed Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of December 5, 2019, by and between Aevi, Cerecor, Genie Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Cerecor (“Merger Sub”), and Second Genie Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Cerecor (“Second Merger Sub”). In accordance with the Merger Agreement, Merger Sub merged with and into Aevi, with Aevi as the surviving corporation, and as part of the same overall transaction, Aevi then merged with and into Second Merger Sub, with Second Merger Sub as the surviving entity. The surviving entity from the second merger was renamed Aevi Genomic Medicine, LLC.

As a result of the Merger, all offerings of Aevi’s securities pursuant to the above-referenced Registration Statements have been terminated. Aevi Genomic Medicine, LLC (as successor by merger to Aevi), by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wayne, Commonwealth of Pennsylvania, on February 12, 2020.

AEVI GENOMIC MEDICINE, LLC

By:	/s/ Michael F. Cola
	Name:	Michael F. Cola
	Title:	Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.